Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

CAL-MAINE FOODS REPORTS THIRD QUARTER 2006 RESULTS

JACKSON, Miss. (March 27, 2006) -- Cal-Maine Foods, Inc. (NASDAQ/NM:CALM) today reported results for the third quarter and nine months ended February 25, 2006.

Net sales for the third quarter of fiscal 2006 were $130.1 million compared with net sales of $101.0 million for the same quarter of fiscal 2005. The Company reported net income of $8.0 million, or $0.34 per basic share, for the third quarter of fiscal 2006 compared with net income of $2.4 million, or $0.10 per basic share, for the third quarter of fiscal 2005.

For the first nine months of fiscal 2006, net sales were $348.2 million compared with net sales of $293.8 million for the prior-year period. The Company reported a net loss of $803,000, or $0.03 per basic share, for the first nine months of fiscal 2006 compared with a net loss of $3.8 million, or $0.16 per basic share, for the year-earlier period.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with Cal-Maine’s performance for the third quarter of fiscal 2006. These results indicate a better egg market and reflect the good job by our management team of controlling costs and servicing our customers. Our sales for the quarter reflect a 17 percent increase in dozens of eggs sold compared with the same period a year ago.

“The consolidation of the Hillandale operations continues to make progress. Feed costs are moderate with an ample supply of our two primary feed ingredients, corn and soybean meal, available. In addition, our fourth quarter is off to a good start with strong egg demand leading up to Easter,” added Adams.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 28 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC. POST OFFICE BOX 2960 ▪ JACKSON, MISSISSIPPI 39207
PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Third Quarter 2006 Results

March 27, 2006

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		39 Weeks Ended
	Feb. 25, 2006	Feb. 26, 2005	Feb. 25, 2006	Feb. 26, 2005

Net sales	$130,107	$101,042	$348,150	$293,789
Gross profit	25,973	17,115	44,742	32,782
Operating income (loss)	10,480	4,675	1,602	(3,749)
Other income (expense)	(560)	(544)	(4,805)	(1,929)
Income (loss) before income taxes	9,920	4,131	(3,203)	(5,678)

Net income (loss)	$7,990	$2,421	$(803)	$(3,808)

Net income (loss) per common share:
Basic	$0.34	$0.10	$(0.03)	$(0.16)
Diluted	$0.34	$0.10	$(0.03)	$(0.16)

Weighted average shares outstanding:
Basic	23,497	23,797	23,494	23,900
Diluted	23,680	23,905	23,494	23,900

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands, except per share amounts)

	Feb. 25, 2006	May 28, 2005

ASSETS
Cash and cash equivalents	$38,739	$55,605
Receivables	28,994	23,415
Inventories	57,794	45,628
Other	1,995	1,308
Current assets	127,522	125,956

Fixed assets (net)	176,566	127,388
Other assets	16,231	16,190
Total Assets	$320,319	$269,534

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$10,956	$10,149
Accounts payable	27,410	20,034
Other current liabilities	18,800	13,086
Current deferred income taxes	8,800	9,100
Current liabilities	65,966	52,369

Deferred taxes and liabilities	39,058	22,465
Long-term debt	95,047	72,845
Shareholders’ equity	120,248	121,855
Total liabilities and shareholders’ equity	$320,319	$269,534

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